Exhibit 22.1

Subsidiary Guarantors and Issuers of Guaranteed Securities
Guaranteed Securities
The 4.25% Convertible Senior Notes due 2030 (the “Convertible Notes”) issued by Semler Scientific, Inc. (“Semler Scientific”), a Delaware corporation and wholly-owned subsidiary of Strive, Inc. (the “Company”), a Nevada corporation, were outstanding as of March 17, 2026.

Obligors
As of March 17, 2026, the obligors under the Convertible Notes consisted of the Company, as guarantor, and Semler Scientific, as issuer.